EXHIBIT 11.01

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

     The calculation of earnings per share are detailed in the table below:

                                                             THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                  MARCH 31,                        MARCH 31,
EARNINGS                                                   1999            1998             1999           1998
Net income ($ in thousands)                                 $22          $2,380             $768         $3,534
                                                      =========       =========        =========      =========
     WEIGHTED AVERAGE NUMBER OF SHARES
Outstanding common stock during the period            4,976,883       4,000,000        4,954,106      4,000,000
                                                      ---------       ---------        ---------      ---------
Effect of dilutive stock options                         43,670               -           24,206              -
                                                      ---------       ---------        ---------      ---------
DILUTED WEIGHTED AVERAGE NUMBER OF SHARES             5,020,553       4,000,000        4,978,312      4,000,000
                                                      =========       =========        =========      =========
Basic earnings per share                                  $0.00           $0.60            $0.15          $0.88
                                                      =========       =========        =========      =========
Diluted earning per share                                 $0.00           $0.60            $0.15          $0.88
                                                      =========       =========        =========      =========


     No stock options were issued during the three-month period ended March 31, 1999. During the nine-month period ended March 31, 1999, the Company issued options to purchase 35,000 shares of its common stock at exercise prices ranging from $9.1875 to $11.00. The above dilutive earnings per share calculations exclude the effect of options to purchase 20,000 shares of common stock at $11.00 per share in the three-month and nine-month period ended March 31, 1999, due to the fact they were anti-dilutive. The nine-month period ended March 31, 1999, reflects only a pro-rata impact of all options as such options were anti-dilutive in the first quarter of fiscal 1999. Also see Note 10 related to contingently issuable shares related to an acquisition. The effect of contingent shares related to the guaranteed earn-out amount not paid at the closing of the Sunbelt acquisition and the effect of satisfactory completion of part of the first contingent earn-out has been included in the above basic earnings per share calculations. The effect of part of the first contingent earn-out dealing with employment of some key employees has been included in diluted earnings per share. However, the remainder of the first contingent earn-out and all of the second contingent earn-out are not included, as the conditions necessary for such contingent shares to be issued have not been met as of March 31, 1999. The weighted average number of shares used in the 1998 periods reflect a retroactive adjustment to assume the 4,000,000 shares issued in January 1998 in exchange for the shares of European Micro Plc that were outstanding for the complete periods in 1998.